Jackson Park Capital, LLC

Code of Ethics

Introduction
Jackson Park Capital, LLC (“Jackson Park”) has approved and adopted this Code of Ethics in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (this Code of Ethics hereinafter, the “Code”).  This Code sets forth the general fiduciary principles and standards of business conduct to which all of Jackson Park’s Covered Persons are subject.  This Code further sets forth policies and procedures that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Exhibit A.

About Jackson Park
Jackson Park is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act.  Jackson Park acts as investment adviser to Clients who are individuals and entities including investment companies registered under the Investment Company Act of 1940 (the “Company Act”).

Who is Covered by the Code
This Code applies to all employees and senior managers of Jackson Park or other persons (hereinafter “Covered Persons”) as determined by Jackson Park’s Chief Compliance Officer (“CCO”).  It is the responsibility of each Covered Person to immediately report to Jackson Park’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Covered Person or consultant that could constitute a violation of law.  If you are aware of any activity in this regard, you should contact the CCO immediately.  Failure to report a potential violation could result in disciplinary action against the non-reporting Covered Person.  Jackson Park will ensure that Covered Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code
There are three reporting forms that Access Persons have to fill out under this Code: the initial holdings report, annual holdings report, and quarterly transactions report.  Copies of these forms are attached to this Code.

Additionally, all Access Persons must complete the acknowledgement of having received, read and understood this Code and renew that acknowledgment on a yearly basis.

The CCO has the authority to grant written exceptions from requirements of this Code in appropriate instances.  However, (i) it is expected that exceptions will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived.  These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.

General Fiduciary Principles

Acting as a Fiduciary
It is the policy of Jackson Park to act in the best interest of its Clients and on the principles of full disclosure, good faith and fair dealing.  Jackson Park recognizes that it has a fiduciary duty to its Clients.  Acting as a fiduciary requires that Jackson Park, consistent with its other statutory and regulatory obligations, act solely in the Clients’ best interests when engaging in activities on behalf of Clients.  Jackson Park and its Covered Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties.  To this end, the following principles apply:

•
All Covered Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations.

•	Jackson Park must have a reasonable basis for decisions it makes for its Clients.

•	Jackson Park must ensure that its investment decisions are consistent with Client’s investment objectives, policies and any disclosures made to Clients.

•	All Covered Persons must refrain from entering into transactions, including personal securities transactions that are inconsistent with the interests of Clients.

•	Covered Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use Client opportunities for personal gain.

•	Covered Persons must be loyal to the Clients and place the interests of the Clients above their own.

•
Jackson Park treats violations of this Code very seriously.  If you violate this Code, Jackson Park may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

•
Improper trading activity can constitute a violation of this Code.  You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no Clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the CCO.  Do not guess at the answer.

Compliance with the Federal Securities Laws
Covered Persons are required to comply with applicable federal securities laws at all times.  Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules thereunder;

•	the Investment Company Act of 1940 and the SEC rules thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of Client non-public information); and

•	the Bank Secrecy Act, as it applies to mutual funds and investment Advisers, and the SEC and Department of the Treasury rules thereunder.

Conflicts of Interest

Personal Conflicts
All Covered Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Covered Person’s personal interests and the interests of Jackson Park or its Clients.  A potential conflict of interest exists whenever a Covered Person has a direct financial or other personal interest in any transaction or proposed transaction involving Jackson Park or any of its Clients.  A conflict of interest may also exist where the Covered Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Covered Person has a friendship or other personal relationship.

In such situations, Covered Persons must disclose the conflict to the CCO and recuse themselves from the decision making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Jackson Park or any of its Clients and the customer involved.  Covered Persons may not use non-public knowledge of a pending or currently considered securities transaction for a Client to profit personally, directly or indirectly, as a result.

Conflict of Interest between Jackson Park and a Client
In certain instances, Jackson Park’s relationship with a Client may require Jackson Park to place the Client’s interest above its own interests.  If a Covered Person becomes aware of a situation where Jackson Park’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided
All Covered Persons are expected to be objective in making business decisions and to carefully consider any improper interest or influence that could arguably impair that objectivity.  In determining whether there is an appearance of conflict, each Covered Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That Jackson Park was serving its own interests over the interests of a Client;

•	That Jackson Park was favoring Client’s interests at the expense of another; or

•
That business with Clients or Jackson Park was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Covered Person should inform his or her manager immediately.

Outside Business Activities

No Covered Person shall serve as a board member, hold an advisory position, trade group position, management position, or have any involvement with public companies without the prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to Jackson Park.  Approval must be obtained through the CCO, and will ordinarily require consideration by Senior Management of Jackson Park.  Jackson Park can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of Jackson Park. Additionally, upon the commencement of employment, each Covered Person must notify the CCO if he or she currently serves as a director of any entity, or served in such capacity over the course of the preceding 12 months.

Preferential Treatment

Covered Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit.  A Covered Person should not actively seek nor accept a discount on any item for personal use from a business contact.  If such a person extends preferential treatment (for example, offers a discount) to a Covered Person in a personal transaction, the Covered Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Covered Persons should borrow only from reputable organizations that regularly lend money.  Borrowing from relatives, however, is not subject to restriction.  If a Covered Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon his or her employment with Jackson Park.

Gifts and Gratuities

No Covered Person may accept or receive on their own behalf or on behalf of Jackson Park any gift or other accommodation which has a value in excess of a de minims amount (currently $300) from any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”).  No Covered Person may accept cash gifts or cash equivalents from any such person.  This prohibition applies equally to gifts to members of the Family/Household of a Covered Person.

Exceptions to the gift limit may be made by the CCO. Covered Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).

No Covered Person may give on their own behalf or on behalf of Jackson Park any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.  These policies are not intended to prohibit normal business entertainment.

Entertainment and Meals

Payment for entertainment or meals where the Covered Person is not accompanied by the person purchasing the entertainment or meal is considered a gift, subject to the rules discussed above.  Acceptance of meals and entertainment where the host is present is generally permitted.  However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused.

Entertainment in poor taste or that reflects poorly on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused.  Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed.  Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

All gifts, entertainment and meals must be reported to the CCO via email if the value is reasonably judged to exceed $25. Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.  Any gifts, entertainment or meals in excess of the de minims amount must be submitted to the CCO for prior approval. The CCO will maintain a log of all gifts and entertainment as well as any approvals or denials.

Standards of Business Conduct

General
Covered Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Accordingly, each Covered Person must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to Jackson Park and its reputation.

Communications with Clients
All communications with Clients, whether verbal or written, must convey information clearly and fairly. Covered Persons must comply with Jackson Park’s policies and procedures regarding Advertising and Performance Reporting.  Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information
In the course of conducting business, Covered Persons may become privy to confidential information about Jackson Park, its present and prospective Clients, and Reportable Fund agents.  It is a violation of this Code and in some cases may be a violation of law, for any Covered Person to disclose to anyone other than another Covered Person any confidential information obtained while in the course of conducting business on behalf of Jackson Park.  Disclosure to other Covered Persons should be made only when and to the extent necessary to further the legitimate business purposes of Jackson Park.  Covered Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

Client and Investor Information
Clients and investors in Jackson Park have the right to expect Jackson Park and its Covered Persons to treat information concerning their business dealings in the strictest confidence.  Accordingly, no one may divulge investor confidences except in accordance with Jackson Park’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the Client’s business) or the Client gives prior consent to the disclosure.  Any such prior consent should be documented in advance of disclosure.

Company Information
Confidential information about Jackson Park, including information about its Clients, products, processes, financial condition, plans, patents, or licenses, that is obtained by a Covered Person may not be disclosed to persons outside of the organization, except with the approval of Senior Management and to further the legitimate business purposes of Jackson Park.

Discretion should always be used when handling confidential Client information or company information, and such information should never be disseminated to an unauthorized person.  Covered Persons are reminded that when it is necessary to carry sensitive information off Jackson Park’s premises, they should take appropriate care for its security.  Specifically, Covered Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation.  Covered Persons who take documents or computer files off the premises to work at home should return all such materials to Jackson Park upon completion of the particular at home project.  Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets
All information, products and services connected to or generated by Jackson Park as a business are considered corporate assets to which Jackson Park has ownership rights.  Corporate property utilized or developed by Covered Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, Client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Jackson Park’s property both during employment and after the Covered Person leaves Jackson Park.  Accordingly, all Covered Persons are expected to protect Jackson Park’s ownership or property including all information, products, and services and to return all information to Jackson Park at the termination of employment.

Further, Covered Persons are prohibited from misusing Jackson Park’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving Jackson Park.  Before beginning employment with Jackson Park, each Covered Person should give his or her manager a copy or any non-competition, non-disclosure or non-pirating agreement by which the Covered Person is bound at the time of hiring. Any questions about this requirement should be raised with senior management.

Money Laundering
In connection with Jackson Park’s Anti-Money Laundering Policies and Procedures, every Covered Person bears responsibility for recognizing suspicious transactions or Client activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering.  In particular, Covered Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering.  Any suspicious deposit or customer activity which causes a Covered Person concern about the source of an investor’s funds should be promptly reported to the CCO.

Bribery
Under federal law, it is illegal for Jackson Park or any Covered Person to pay, offer to pay, or authorize a payment of any money or other thing of value to (i) an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government; (ii) a political party or official thereof, or a candidate for political office; or (iii) any other person the payor knows or has reason to know will pay or give the money or value to those listed above where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Jackson Park, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited.  All Covered Persons must immediately report to the CCO all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature.

Political Contributions
“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.  In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons.  The new rule has three key elements:

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It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

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It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser.  It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

•
It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions. See SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

All Covered Persons, on a quarterly basis will report all political contributions. The report shall include the date of contribution, who the contribution was made to, if the contributor is entitled to vote for the candidate and the amount of the contribution.

All Covered Persons will need to pre-clear any contribution over the de minimus amount ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote) through the CCO.  Primary and general elections are considered separate elections.

Any new account/client that is a government entity must be vetted by the CCO.

Relations with Regulators
It is Jackson Park’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations.  The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that Jackson Park is providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require Jackson Park to maintain certain records.

Restrictions on Personal Trading Activity

General Policy
No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired:”

•	employ any device, scheme or artifice to defraud;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as fraud or deceit; or

•	engage in any manipulative practice.

Prohibition Against Insider Trading
As further detailed within Jackson Park’s Inside Information & Trading Policies and Procedures, Covered Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Covered Persons and members of their Family/Household may not trade with respect to a particular Security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or Security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which the Adviser may invest.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).  Please refer to Jackson Park Inside Information & Trading Policies and Procedures for a full description of permissible and prohibited activities.

Investment Personnel Pre-clearance of Investments in IPOs or Limited Offerings
Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from Jackson Park’s CCO.  In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Exhibit C. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for Client accounts, and whether any conflict of interest exists amongst the Investment Personnel, Jackson Park or its Clients. The CCO retains the authority to grant pre-clearance in exceptional circumstances for good cause.  If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Restrictions on Personal Securities Transactions by Access Persons
Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

Pre-clearance
Access Persons may not buy or sell securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

When and how pre-clearance must be obtained
Access persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than exempt Securities.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR.  If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied
Pre-clearance will be denied in instances when Jackson Park plans to purchase or sell the Security at issue. Additionally, pre-clearance may be denied for a Security contained within a Restricted or Watch List or during routine daily trading on individual accounts if, in the judgment of the CCO, the level of Client activity is sufficient to create the potential for market movement in that Security.  The CCO retains the right to deny a trade for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

Blackout Period
No Access Person may buy or sell any Security five days after Jackson Park purchases or sells that Security or a similar Security whose value is derived from that Security.  In addition, no Access Person may buy or sell any Security within five days of a Jackson Park transaction of that Security, provided that the Access Person had knowledge of the anticipated Jackson Park transaction.

Restricted or Watch List
Jackson Park may maintain a Restricted or Watch List containing the names of securities which are determined to be at risk for potential conflicts of interest.  The contents of the Restricted or Watch List will be maintained by the Portfolio Managers and reviewed by the CCO.  The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance.

Reporting Requirements & Procedures
In order to provide Jackson Park with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply:

Initial and Annual Holdings Reports
Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Exhibit D.  Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than February 1 of every year and must be current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly Transaction Report
Each Access Person shall submit reports substantially in the form attached hereto as Exhibit E to the CCO, showing all transactions in securities (other than exempt securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities, other than exempt securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not detail each transaction on a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under this Code, provided the person so designates on the form.  The Report must include the date on which such report was submitted to the CCO.

Temporary Access Person Certification
Each Temporary Access Person shall certify in writing on the form attached as Exhibit G that he or she has received and reviewed Jackson Park’s Code of Ethics and Inside Information & Trading Policies & Procedures and that he or she agrees to comply with their spirit.  Specifically, Temporary Access Persons must agree to refrain from using any information obtained while providing services to Jackson Park for personal gain.

Administration of the Code

The CCO’s Duties and Responsibilities are contained within the Code of Ethics Policies & Procedures section of Jackson Park’s Compliance Manual.

Miscellaneous

Confidentiality
Jackson Park will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

The “should have known” standard
For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Client’s investment strategies; or

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Exhibit A

Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: (i) every member of senior management of Jackson Park, (ii) every Covered Person of Jackson Park who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Security for any Client, or has access to nonpublic information about the portfolio holdings of any Client, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not an Covered Person of Jackson Park, such as consultants) who is subject to Jackson Park’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of any Client, or has access to nonpublic information about the portfolio holdings of any Client. Temporary Access Persons as defined below are not considered Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.  However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  Specifically, a person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.  Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:
•
a member of an Access Person’s immediate family (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation)

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence
•
a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially)

•	an investment account over which an Access Person has investment control or discretion
•	a trust or other arrangement that names an Access Person as a beneficiary
•
a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Covered Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of Jackson Park.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Jackson Park shall be presumed to control Jackson Park.  A natural person shall be presumed not to be a controlled person within the meaning of this title.  Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Person includes all employees and senior management of Jackson Park or other persons as determined by the CCO.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (other than the sale of shares of investment companies for which Jackson Park serves as investment adviser, which requires  pre-approval),  (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iii) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions, and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Personnel means (i) any Covered Person of Jackson Park (or of any company in a control relationship to Jackson Park) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities for a Client, (ii) any natural person who controls Jackson Park and who obtains information concerning recommendations made regarding the purchase or sale of securities by a Client.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.  The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Temporary Access Person means any person not employed on a full-time basis by Jackson Park performing services for a period of less than 30 business days in a calendar year.

Exhibit B

Jackson Park’s Reportable Funds Report

Name of Fund	Type of Fund	Fund Ticker Symbol	Inception Date

Exhibit C

Jackson Park’s Personal Trade Request Form (PTR)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Adviser Code of Ethics.  You further certify that you do not have any confidential or inside information relating to the issuer of this Security.  This Form must be submitted to Jackson Park’s Chief Compliance Officer.  You may not complete this trade until you receive approval from the Chief Compliance Officer.  If approved, the approval is good for the day it is given and the following business day.  If your trade is not completed within that time, you must submit a new request.

Investment Information:
Issuer and ticker symbol:

Nature of Equity Investments:
Describe investment:
Number of Shares:

Nature of Fixed Income Investments:
Describe investment:
Principal amount of trade:

Transaction Type (please circle):
Purchase                      Sale           Short Sale

Proposed Trade Date:

Current / Estimated Price:

Broker/Dealer:

Is the proposed investment an IPO?	Y	N

Is the proposed investment a Limited Offering?	Y	N

Date:

Access Person Signature:

Printed Name:

Title of Account(s):
Chief Compliance Officer Action & date

Approved:

Denied:

Exhibit D

Jackson Park’s Initial & Annual Holdings Reports

As of                               , a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to Jackson Park’s Code of Ethics.
Name of Reporting Access Person:

If Initial Report, date acquired Access Person status:                           Date of Report Submission:
Holdings stated in Report effective as of:                                              (e.g. quarter or month ending date)
Securities Holdings:

Initial here if, in lieu of completing the chart below, Jackson Park is in receipt of all of your most recent investment account statements:                        Number of relevant statements:                 . Securities held outside of reported brokerage accounts must be detailed below.

Title of Security	Ticker Symbol or CUSIP	# of Shares	Principal Amount, Maturity Date & Interest Rate (if applicable)	Broker, Account # & Title

The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows
Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate and complete.

Access Person Signature	Printed Name of Access Person

Exhibit E

Jackson Park’s Quarterly Transaction Report

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under Jackson Park’s Code of Ethics during the calendar quarter indicated below.  I hereby submit this report within 30 days after the end of that quarter.  (Note: you do not need to complete the security detail section of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Access Person: _______________________________________________________________

Calendar Quarter ended: _________________________________    Date of Report: ________________________

Securities Transactions:  Please provide the following information for any reportable transactions during the quarter:
Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.
Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Access Person Signature	Printed Name of Access Person

Exhibit F

INITIAL and ANNUAL

ACKNOWLEDGEMENT OF RECEIPT, UNDERSTANDING, AND COMPLIANCE

Jackson Park Capital, LLC (“Jackson Park”) relies upon its personnel to provide services to its Clients in a manner that is consistent with Applicable Laws and Rules and the Compliance Manual.  To that end, all personnel are required to:

•	Acknowledge receipt, understand the contents, and agree to abide by the contents of the Compliance Manual;

•	Ensure that any persons he or she supervise has a copy of the Compliance Manual and knows and understands its contents as it relates to their day to day activities;

•	Maintain the Compliance Manual in a place that allows for easy reference; and

•	Contact the Chief Compliance Officer when they have questions about the contents of the Compliance Manual.

Jackson Park’s Chief Compliance Officer is available to assist employees in interpreting the Compliance Manual.  Employees should consult the Chief Compliance Officer with any questions about the Compliance Manual.

CERTIFICATION

I hereby acknowledge receipt of Jackson Park Capital LLC’s Compliance Manual.  I hereby represent and affirm that I have read the Compliance Manual in its entirety and fully understand its contents.  I assume the responsibilities and obligations assigned to me by the relevant sections of the Compliance Manual.  If I should have any questions concerning the Compliance Manual, regulations, or other information described therein, I will direct such questions to the Chief Compliance Officer.

I hereby represent that I will report any violations of the policies and procedures contained in the Compliance Manual that come to my attention.  I understand that any breach of the policies and procedures contained in the Compliance Manual or any applicable securities laws, rules, and regulations may jeopardize the firm and its personnel and result in disciplinary action against me including possible termination.

I hereby certify that I am not aware of any facts that would constitute violations of the Compliance Manual which I have not previously disclosed to the Chief Compliance Officer in writing.

Signature	Date

Print Name

PLEASE SIGN, DATE, AND RETURN TO CHIEF COMPLIANCE OFFICER

Exhibit G

Jackson Park’s Certification & Acknowledgment of Temporary Access Person

I certify that (1) I have received, read and understand this Code of Ethics as well as the Inside Information & Trading Policies & Procedures, (2) I am aware that I am subject to the spirit of this Code and the Inside Information Policies & Procedures, (3) I will comply with the spirit of this Code and the Inside Information & Trading Policies & Procedures, (4) I will refrain from using any information obtained by virtue of my relationship with Jackson Park for personal gain.

Name (print):

Position:

Agency, if any:

Signature:

Date Submitted: